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[LETTERHEAD OF CLARCOR]

                                                                       EXHIBIT 1

April 24, 1998


Dear Shareholder:

On March 24, 1998, CLARCOR's Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend payable on April 24, 1998, to holders of record April 10, 1998. The Board also declared a cash dividend of $0.165 per common share on a pre-split basis, which is equivalent to $0.11 per share on a post-split basis, payable on April 24, 1998, to holders of record April 10, 1998.

NEW CERTIFICATE. The enclosed stock certificate represents your additional shares resulting from the three-for-two stock split. Your CLARCOR stockholdings have been increased by one additional share for each two shares held of record at the close of business on April 10, 1998.

CHECK FOR FRACTIONAL SHARES. The stock split is being distributed in full shares only. Therefore, if the number of shares you owned on the record date was not an even number, you are entitled to a fractional interest representing half a share. The price quoted by the New York Stock Exchange for CLARCOR Common Stock was $33.875 per share, pre-split, at the close of business on April 9, 1998, the day before the Record Date which was a holiday for the New York Stock Exchange. Based on that price, the post-split price of one share would be $22.59. If your share holdings on the record date were not exactly divisible by two, you will receive a check under a separate mailing for $11.30 representing your fractional interest.

OLD CERTIFICATE. Your "old" CLARCOR certificate(s) are still valid. Do not destroy them and do not send them to the Company or to the Transfer Agent. The number of shares represented by each "old" certificate remains the same as shown on the face of the certificate.

DIVIDEND REINVESTMENT PLAN. Those shareholders participating in CLARCOR's dividend reinvestment plan will receive notice of the number of stock split shares allocated to their accounts in the next dividend reinvestment plan statement.

SHAREHOLDER RIGHTS PLAN. Each right under the Company's shareholder rights plan has been proportionately adjusted to reflect the stock split.

CHANGE OF ADDRESS. If you need to change your address as shown on our records, please notify First Chicago Trust Company of New York, General Shareholder Correspondence, P.O. Box 2500, Jersey City, NJ 07303-2500.

TAX INFORMATION. In the opinion of counsel for the Company, you are not subject to federal income tax by reason of the receipt of the stock dividend shares. Your cost basis of the shares with respect to which the stock dividend shares were distributed should be prorated between the old shares and the stock dividend shares. If you are receiving a cash payment in lieu of a fractional share, this amount should be included in your 1998 income tax return. Early in 1999 you should receive Form 1099-DIV which will advise you of all dividend income paid to you by the Company during calendar year 1998 including the amount of the cash payment in lieu of a fractional share. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT BY YOU OF THE THREE-FOR-TWO STOCK SPLIT IN THE FORM OF A 50% STOCK DIVIDEND.

We are very pleased to be able to deliver to you this stock split, and want to thank you for your continued support.

Sincerely,

/s/ Lawrence E. Gloyd

Lawrence E. Gloyd
Chairman of the Board and
Chief Executive Officer

Enclosure